Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com
Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com
For Immediate Release
The Toro Company Reports Fiscal 2023 Third-Quarter Results and Revises Full-Year Outlook
Lower-than-Expected Homeowner Demand for Lawn Care Solutions Driven by Macro Factors and Weather
Continued Strength in Demand Across Construction, and Golf and Grounds Markets
Announces New Strategic Partnership with Lowe’s
•Third-quarter net sales of $1.08 billion, compared to $1.16 billion in the comparable period of fiscal 2022
•Third-quarter reported diluted EPS of ($0.14), which includes non-cash impairment charges related to the Intimidator Group of $151.3 million on a gross basis; $114.6 million net of $36.7 million tax benefit
•Third-quarter *adjusted diluted EPS of $0.95, compared to $1.19 in the comparable period of fiscal 2022
•Revises full-year *adjusted diluted EPS guidance to a range of $4.05 to $4.10
BLOOMINGTON, Minn.—(BUSINESS WIRE) — September 7, 2023—The Toro Company (NYSE: TTC), a leading worldwide provider of innovative solutions for the outdoor environment, today reported results for its fiscal third quarter ended August 4, 2023. In a separate news release, the company also announced a new strategic partnership with Lowe's.
“During the third quarter, we experienced a sharp and accelerated reduction in homeowner demand for residential and professional segment lawn care products,” said Richard M. Olson, chairman and chief executive officer. "This drove the underperformance versus our expectations, and also led to the Intimidator Group non-cash impairment charges. Demand was strong across the rest of our end customer base, and with that, the other businesses in our diverse portfolio delivered excellent growth in the quarter.
“The softness in homeowner demand was driven by a combination of macro factors, including economic uncertainty, higher interest rates, and consumer spending preferences following a period of exceptional demand during the pandemic, along with unusually unfavorable weather patterns. These factors led to significantly lower than expected shipments of lawn care solutions in both our residential and professional segments. Macro factors drove reduced demand from homeowners, including purchase deferrals and trade-downs, as well as a reduction in orders by our dealer channel and an acceleration of destocking by our mass channel. Dry conditions in key regions persisted throughout June and into July, which delayed replacement needs and slowed mid-season channel replenishment orders.
“On a positive note, the rest of the businesses in our diverse portfolio performed well. We continued to see exceptional demand within the professional segment for our underground and specialty construction, and golf and grounds solutions driven by infrastructure spending and support, sustained momentum in new golfers and rounds played, and the prioritization of public green spaces. Importantly, with improved supply and our team’s operational execution, volumes were up significantly for those businesses on a year-over-year basis, as lead times continued to improve.”

OUTLOOK
“As we look ahead, we have and are taking appropriate actions to further align costs and production to demand trends that we expect will continue into fiscal 2024,” continued Olson. "We believe the combination of macro dynamics and weather patterns this year has exacerbated the rebalancing of homeowner demand for lawn care solutions in both of our residential and professional segments, which has resulted in elevated dealer field inventories of those products, along with higher floorplanning expense than originally anticipated. At the same time, we expect continued strength in demand and substantial order backlog for our underground and specialty construction, and golf and grounds solutions. As the supply chain for those products further stabilizes, we intend to leverage our existing manufacturing footprint to implement incremental, flexible production capacity to better serve our customers and return backlog to more normal levels as soon as possible.
“In addition, we are excited about our new strategic partnership with Lowe’s, and this shared opportunity to leverage the Toro brand and further serve our customer base. Lowe’s leadership position in the zero-turn mower category and strong footprint in key customer markets complements our existing channel strategy and is expected to bolster market presence of our powerful 60V battery portfolio. Our full line-up of Toro-branded all-season outdoor power equipment will be available at Lowe’s nationwide for the spring 2024 selling season.
“We believe our market leadership and business fundamentals remain strong. We have a proven ability to manage through economic cycles and seasonal variations, as evidenced by our long history of delivering positive results. We continue to prioritize investments that we expect will drive long-term profitable growth, supported by our empowered and resilient team of employees and channel partners. We believe we remain well-positioned to grow share and profitability in each of our attractive end markets with our strong brands, innovative new product pipeline and extensive distribution networks,” concluded Olson.
For the fiscal year ending October 31, 2023, the company now expects net sales similar to slightly higher than the prior fiscal year, and adjusted diluted EPS in the range of $4.05 to $4.10. The updated full-year outlook is based on management’s current visibility, and assumes continued supply chain stabilization, incremental manufacturing inefficiencies as production is further aligned to demand, and a continuation of the macro factors that affected third quarter results.
THIRD-QUARTER FISCAL 2023 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	FY23 Q3	FY22 Q3	% Change	FY23 Q3	FY22 Q3	% Change
Net Sales	$1,081.8	$1,160.6	(7)%	$1,081.8	$1,160.6	(7)%
Net Earnings	$(15.0)	$125.2	(112)%	$99.4	$125.1	(21)%
Diluted EPS	$(0.14)	$1.19	(112)%	$0.95	$1.19	(20)%

THIRD-QUARTER FISCAL 2023 SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the third quarter were $896.3 million, up 1.1% from $886.2 million in the same period last year. The increase was primarily driven by higher shipments of underground and specialty construction, and golf and grounds products, and net price realization, partially offset by lower shipments of lawn care equipment.
•Professional segment earnings for the third quarter were $13.0 million, down 92.1% from $166.2 million in the same period last year, and when expressed as a percentage of net sales, 1.5%, down from 18.8% in the prior-year period. The decrease was primarily due to gross non-cash impairment charges of $151.3 million, and higher material and manufacturing costs, partially offset by productivity improvements and net price realization.
Residential Segment
•Residential segment net sales for the third quarter were $175.3 million, down 35.1% from $270.0 million in the same period last year. The decrease was primarily driven by lower shipments of products broadly across the segment.
•Residential segment earnings for the third quarter were $3.8 million, down 85.4% from $26.3 million in the same period last year, and when expressed as a percentage of net sales, 2.2%, down from 9.8% in the prior-year period. The decrease was primarily driven by lower volume and unfavorable product mix, partially offset by lower material costs.
OPERATING RESULTS
Gross margin and *adjusted gross margin for the third quarter were both 34.4%, down slightly from 34.5% for both in the same prior-year period. The decrease was primarily driven by higher material costs, mostly offset by lower freight expense.
SG&A expense as a percentage of net sales for the third quarter was 22.2%, compared with 20.5% in the prior-year period. The increase was primarily due to lower net sales, higher marketing costs, and increased investment in research and engineering.
Operating earnings as a percentage of net sales were (1.8)% for the third quarter, compared with 14.0% in the same prior-year period. *Adjusted operating earnings as a percentage of net sales for the third quarter were 12.2%, compared with 14.1% in the same prior-year period.
Interest expense was $15.0 million for the third quarter, up $5.8 million from the same prior-year period. This increase was primarily driven by higher average interest rates.
The reported effective tax rate for the third quarter was 47.6%, compared with 20.3% in the same prior year period. The change was primarily due to the tax benefit from non-cash impairment charges in the current-year period. The *adjusted effective tax rate for the third quarter was 19.0% compared with 20.7% in the same prior year period. The decrease was primarily due to an increased benefit from the geographic mix of earnings in the current-year period.

*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
September 7, 2023 at 10:00 a.m. CDT
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on September 7, 2023. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.5 billion in fiscal 2022, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan, BOSS, Ventrac, American Augers, Trencor, Pope, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and our related earnings call reference certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to its regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2023 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2023 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2023 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2023 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2023 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “encourage,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “target,” “improve,” “believe,” “become,” “should,” “could,” “will,” “would,” “possible,” “promise,” “may,” “likely,” “intend,” “can,” “seek,” “pursue,” “potential,” “pro forma,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2023 financial guidance, expectations regarding demand trends and supply chain stabilization, and other statements made under the "Outlook" section of this release. Particular risks and uncertainties that may affect the company’s operating results or financial position or cause actual events and results to differ materially from those projected or implied include: adverse worldwide economic conditions, including inflationary pressures and higher interest rates; the effect of abnormal weather patterns; customer, government and municipal revenue, budget spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics, and resins; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; risks associated with acquisitions and dispositions, including the company's acquisition of the Intimidator Group and possible future impairment of goodwill or other intangible assets; impacts of any future restructuring activities or cost savings initiatives; COVID-19 related factors, risks and challenges; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; management of strategic partnerships, key customer relationships, alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	August 4, 2023	July 29, 2022	August 4, 2023	July 29, 2022
Net sales	$1,081,784	$1,160,550	$3,569,950	$3,342,678
Cost of sales	709,430	760,644	2,321,951	2,236,927
Gross profit	372,354	399,906	1,247,999	1,105,751
Gross margin	34.4%	34.5%	35.0%	33.1%
Selling, general and administrative expense	240,163	236,858	760,585	680,500
Non-cash impairment charges	151,263	—	151,263	—
Operating (loss) earnings	(19,072)	163,048	336,151	425,251
Interest expense	(14,987)	(9,182)	(43,822)	(24,219)
Other income, net	5,496	3,225	21,241	8,262
(Loss) earnings before income taxes	(28,563)	157,091	313,570	409,294
Income tax (benefit) provision	(13,600)	31,941	54,208	83,509
Net (loss) earnings	$(14,963)	$125,150	$259,362	$325,785

Basic net (loss) earnings per share of common stock	$(0.14)	$1.19	$2.48	$3.10

Diluted net (loss) earnings per share of common stock	$(0.14)	$1.19	$2.46	$3.08

Weighted-average number of shares of common stock outstanding — Basic	104,286	104,827	104,479	104,931

Weighted-average number of shares of common stock outstanding — Diluted	104,286	105,448	105,409	105,754

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment net sales	August 4, 2023	July 29, 2022	August 4, 2023	July 29, 2022
Professional	$896,321	$886,232	$2,845,714	$2,484,927
Residential	175,314	269,962	705,765	845,039
Other	10,149	4,356	18,471	12,712
Total net sales*	$1,081,784	$1,160,550	$3,569,950	$3,342,678

*Includes international net sales of:	$234,964	$216,142	$756,686	$656,799

	Three Months Ended		Nine Months Ended
Segment earnings (loss) before income taxes	August 4, 2023	July 29, 2022	August 4, 2023	July 29, 2022
Professional	$13,049	$166,191	$384,621	$424,833
Residential	3,848	26,348	64,411	95,203
Other	(45,460)	(35,448)	(135,462)	(110,742)
Total segment (loss) earnings before income taxes	$(28,563)	$157,091	$313,570	$409,294

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	August 4, 2023	July 29, 2022	October 31, 2022
ASSETS
Cash and cash equivalents	$147,926	$231,564	$188,250
Receivables, net	390,677	350,657	332,713
Inventories, net	1,112,692	939,274	1,051,109
Prepaid expenses and other current assets	80,493	82,861	103,279
Total current assets	1,731,788	1,604,356	1,675,351

Property, plant, and equipment, net	624,963	531,816	571,661
Goodwill	451,264	583,803	583,297
Other intangible assets, net	549,190	595,141	585,832
Right-of-use assets	116,623	73,349	76,121
Investment in finance affiliate	48,528	31,389	39,349
Deferred income taxes	41,711	961	5,310
Other assets	21,823	19,134	19,077
Total assets	$3,585,890	$3,439,949	$3,555,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$—	$65,000	$—
Accounts payable	407,366	487,030	578,624
Accrued liabilities	482,304	443,557	469,242
Short-term lease liabilities	17,828	15,675	15,747
Total current liabilities	907,498	1,011,262	1,063,613

Long-term debt, less current portion	1,061,309	990,616	990,768
Long-term lease liabilities	101,221	60,921	63,604
Deferred income taxes	109	50,332	44,272
Other long-term liabilities	38,670	40,216	42,040

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	103,835	104,194	103,970
Retained earnings	1,403,840	1,213,551	1,280,856
Accumulated other comprehensive loss	(30,592)	(31,143)	(33,125)
Total stockholders’ equity	1,477,083	1,286,602	1,351,701
Total liabilities and stockholders’ equity	$3,585,890	$3,439,949	$3,555,998

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	August 4, 2023	July 29, 2022
Cash flows from operating activities:
Net earnings	$259,362	$325,785
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(14,099)	(5,814)
Distributions from (Contributions to) finance affiliate, net	4,920	(4,905)
Depreciation of property, plant, and equipment	56,551	54,269
Amortization of other intangible assets	26,828	24,760
Stock-based compensation expense	14,382	17,105
Non-cash impairment charges	151,263	—
Other	720	3,893
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(52,757)	(38,118)
Inventories, net	(46,580)	(173,000)
Other assets	(74,258)	(32,483)
Accounts payable	(174,743)	(24,858)
Other liabilities	3,076	7,929
Net cash provided by operating activities	154,665	154,563

Cash flows from investing activities:
Purchases of property, plant, and equipment	(105,700)	(75,772)
Proceeds from insurance claim	7,114	—
Business combinations, net of cash acquired	(20,971)	(402,386)
Asset acquisitions, net of cash acquired	—	(7,225)
Proceeds from asset disposals	399	197
Proceeds from sale of a business	—	4,605
Net cash used in investing activities	(119,158)	(480,581)

Cash flows from financing activities:
Borrowings under debt arrangements	515,000	700,000
Repayments under debt arrangements	(445,000)	(335,000)
Proceeds from exercise of stock options	19,398	4,440
Payments of withholding taxes for stock awards	(3,748)	(2,308)
Purchases of TTC common stock	(60,040)	(110,004)
Dividends paid on TTC common stock	(106,505)	(94,401)
Other	(1,525)	—
Net cash (used in) provided by financing activities	(82,420)	162,727

Effect of exchange rates on cash and cash equivalents	6,589	(10,757)

Net decrease in cash and cash equivalents	(40,324)	(174,048)
Cash and cash equivalents as of the beginning of the fiscal period	188,250	405,612
Cash and cash equivalents as of the end of the fiscal period	$147,926	$231,564

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and our related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the nine month periods ended August 4, 2023 and July 29, 2022:

	Three Months Ended		Nine Months Ended
	August 4, 2023	July 29, 2022	August 4, 2023	July 29, 2022
Gross profit	$372,354	$399,906	$1,247,999	$1,105,751
Acquisition-related costs[1]	—	401	225	1,425
Adjusted gross profit	$372,354	$400,307	$1,248,224	$1,107,176

Operating (loss) earnings	$(19,072)	$163,048	$336,151	$425,251
Acquisition-related costs[1]	—	704	447	3,456
Non-cash impairment charges[2]	151,263	—	151,263	—
Adjusted operating earnings	$132,191	$163,752	$487,861	$428,707

Operating (loss) earnings margin	(1.8)%	14.0%	9.4%	12.7%
Acquisition-related costs[1]	—%	0.1%	—%	0.1%
Non-cash impairment charges[2]	14.0%	—%	4.3%	—%
Adjusted operating earnings margin	12.2%	14.1%	13.7%	12.8%

(Loss) earnings before income taxes	$(28,563)	$157,091	$313,570	$409,294
Acquisition-related costs[1]	—	704	447	3,456
Non-cash impairment charges[2]	151,263	—	151,263	—
Adjusted earnings before income taxes	$122,700	$157,795	$465,280	$412,750

Income tax (benefit) provision	$(13,600)	$31,941	$54,208	$83,509
Acquisition-related costs[1]	—	143	96	716
Non-cash impairment charges[2]	36,621	—	36,621	—
Tax impact of share-based compensation[3]	324	581	5,004	1,568
Adjusted income tax provision	$23,345	$32,665	$95,929	$85,793

Net (loss) earnings	$(14,963)	$125,150	$259,362	$325,785
Acquisition-related costs, net of tax[1]	—	561	351	2,740
Non-cash impairment charges, net of tax[2]	114,642	—	114,642	—
Tax impact of stock-based compensation[3]	(324)	(581)	(5,004)	(1,568)
Adjusted net earnings	$99,355	$125,130	$369,351	$326,957

Net (loss) earnings per diluted share	$(0.14)	$1.19	$2.46	$3.08
Acquisition-related costs, net of tax[1]	—	0.01	—	0.03
Non-cash impairment charges, net of tax[2]	1.09	—	1.09	—
Tax impact of stock-based compensation[3]	—	(0.01)	(0.05)	(0.02)
Adjusted net earnings per diluted share	$0.95	$1.19	$3.50	$3.09

Effective tax rate	47.6%	20.3%	17.3%	20.4%
Non-cash impairment charges[2]	(27.5)%	—%	1.7%	—%
Tax impact of stock-based compensation[3]	(1.1)%	0.4%	1.6%	0.4%
Adjusted effective tax rate	19.0%	20.7%	20.6%	20.8%
1    On January 13, 2022, the company completed the acquisition of Intimidator. Acquisition-related costs for the nine month period ended August 4, 2023 represent integration costs. Acquisition-related costs for the three and nine month periods ended July 29, 2022 represent transaction and integration costs.
2    At the end of the third quarter of fiscal 2023, the company recorded non-cash impairment charges within our Professional reportable segment related to the Intimidator Group operating segment.
3    The accounting standards codification guidance governing employee stock-based compensation requires that any excess tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact our net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three and nine month periods ended August 4, 2023 and July 29, 2022.

Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, net of proceeds from insurance claim. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business.
The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the nine month periods ended August 4, 2023 and July 29, 2022:

	Nine Months Ended
(Dollars in thousands)	August 4, 2023	July 29, 2022
Net cash provided by operating activities	$154,665	$154,563
Less: Purchases of property, plant and equipment, net of proceeds from insurance claim	98,586	75,772
Free cash flow	56,079	78,791
Net earnings	$259,362	$325,785
Free cash flow conversion percentage	21.6%	24.2%
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